Exhibit 99.1

PHINIA REPORTS STRONG SECOND QUARTER 2023 RESULTS
AND REAFFIRMS FULL YEAR GUIDANCE

Auburn Hills, Michigan, August 7, 2023 – PHINIA Inc. (NYSE: PHIN), a leader in premium fuel systems, electrical systems, and aftermarket products, today reported its second quarter 2023 results and reaffirmed its full-year outlook. PHINIA operated as part of BorgWarner Inc. for the entire second quarter of 2023 prior to the spin-off on July 3rd, and the historical financial measures presented in this release were derived from BorgWarner Inc.’s accounting records and are presented on a carve-out basis.

Second Quarter Highlights:
•Sales growth of 11.4% year-over-year to $887 million.
•Operating income of $56 million and adjusted operating income of $94 million, resulting in an operating margin of 6.3% and an adjusted operating margin of 10.6%, a year-over-year improvement of 10 bps and 180 bps, respectively. Margins benefited from resolution of customer commodity and inflationary settlements with retro effect to the beginning of the year. Corporate cost allocations were also lower in Q2 versus prior year.
•Net earnings of $35 million with net margin of 3.9% and adjusted EBITDA of $130 million with adjusted EBITDA margin of 14.7%, a 140 bps year-over-year improvement.

Key Wins in Strategic Growth Markets:
•PHINIA secured a major business award to supply injectors to a European OEM for heavy duty commercial vehicles compliant with Euro 7 emission standards.

•PHINIA has been selected as the main partner to a US Department of Energy (“DOE”) project announced on May 19, 2023, and funded by the DOE, to advance research, development, and implementation of technologies to reduce greenhouse gas emissions. The project will feature PHINIA’s new hydrogen medium pressure, direct injection fuel system technology.

•PHINIA, recently achieved a significant business win by securing a contract to supply Powertrain Domain Control Units (PDCUs) to a leading Asian OEM.

•PHINIA secured another business win by being awarded the contract to supply starter motors for medium duty applications to a large US OEM, supporting their major engine program.

Brady Ericson, President, and Chief Executive Officer of PHINIA commented: "Our Q2 results reflect a positive trend and we expect to maintain this momentum moving forward. Now that the spin-off is complete, PHINIA is a more focused organization, better able to invest in and grow our business, and increase shareholder value by leveraging our core technologies and competencies. We are focused on growing our commercial vehicle and independent aftermarket businesses, which will benefit from the transition to carbon-neutral and carbon-free fuels. With these strategic initiatives, alongside our long-standing partnerships with world-leading OEMs, we are confident we will find multiple avenues for sustainable profitable growth."

2023 Full Year Guidance:

The Company is affirming it’s 2023 full year guidance, with expected sales of $3.50 billion to $3.60 billion and adjusted sales of $3.45 billion to $3.55 billion, full year adjusted EBITDA of $485 million to $505 million, and adjusted EBITDA margins of 13.8% - 14.3%.

The company will host a conference call to review second quarter 2023 results and full-year 2023 outlook and take questions from the investment community at 8:30 a.m. ET today. This call will be webcast at PHINIA Q2 2023 Earnings Call. Additional presentation materials will be available at Investors.phinia.com.

About PHINIA

PHINIA is an independent, market-leading, premium solutions and components provider with over 100 years of manufacturing expertise and industry relationships, with a strong brand portfolio that includes Delphi, Delco Remy® and Hartridge. With 12,900 employees across 44 locations in 20 countries, PHINIA is headquartered in Auburn Hills, Michigan, USA.

Working across commercial vehicle and industrial applications (heavy-duty and medium duty trucks, off-highway construction, marine, agricultural and industrial applications), and light vehicles passenger cars, trucks, vans and sport-utility vehicles), we develop fuel systems and aftermarket parts that keep combustion engines operating at peak performance, as cleanly and efficiently as possible, while at the same time investing in future technologies that will unlock the potential of alternative fuels.

By providing what the market needs today, to become more efficient and sustainable, while also developing innovative products and solutions for a cleaner tomorrow, we are the partner of choice for a diverse array of industrial and aftermarket customers –powering our shared journey toward a carbon-neutral and carbon-free tomorrow.

(Delco Remy® is a registered trademark of General Motors corporation under license to PHINIA)

IR contact:
Michael Heifler
VP Investor Relations
investors@phinia.com
+1 947-262-1992

Media contact
Kevin Price
Global Brand & Communications Director
media@phinia.com
+44 (0) 7795 463871

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Forward-Looking Statements: This press release contains forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current outlook, expectations, estimates and projections. Words such as “anticipates,” “believes,” “continues,” “could,” “designed,” “effect,” “estimates,” “evaluates,” “expects,” “forecasts,” “goal,” “guidance,” “initiative,” “intends,” “may,” “outlook,” “plans,” “potential,” “predicts,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “will,” “would,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Further, all statements, other than statements of historical fact contained or incorporated by reference in this press release, that we expect or anticipate will or may occur in the future regarding our financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success and other such matters, are forward-looking statements. Accounting estimates, such as those described under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in our Information Statement furnished with the Company’s Registration Statement on Form 10-12B/A filed with the Securities and Exchange Commission (“SEC”) on June 9, 2023, are inherently forward-looking. All forward looking statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. Forward-looking statements are not guarantees of performance and our actual results may differ materially from those expressed, projected or implied in or by the forward-looking statements.

You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. These risks and uncertainties, among others, include the ability of PHINIA to succeed as a standalone publicly traded company, which is a smaller company relative to BorgWarner; the possibility that the spin-off will not achieve its intended benefits; the possibility of disruption, including changes to existing business relationships, disputes, litigation, or unanticipated costs in connection with the spin-off; the uncertainty regarding the expected financial performance of PHINIA following completion of the transaction; the impacts of any information and consultation processes with works councils and other employee representatives in connection with the spin-off; supply disruptions impacting us or our customers, such as the current shortage of semiconductor chips that has impacted OEM customers and their suppliers, including us; commodities availability and pricing; competitive challenges from existing and new competitors including OEM customers; the challenges associated with rapidly-changing technologies, and our ability to innovate in response; uncertainties regarding the extent and duration of impacts of matters associated with COVID-19, including additional production disruptions; the ability to identify targets and consummate acquisitions on acceptable terms; the failure to promptly and effectively integrate acquired businesses; the potential for unknown or inestimable liabilities relating to acquired businesses; our dependence on commercial vehicle, industrial application and light vehicle production, which are highly cyclical and subject to disruptions; our reliance on major OEM customers; fluctuations in interest rates and foreign currency exchange rates; our dependence on information systems; the uncertainty of the global economic environment; the outcome of existing or any future legal proceedings, including litigation with respect to various claims and any governmental investigations; future changes in laws and regulations, including, by way of example, taxes and tariffs, in the countries in which we operate; impacts from any potential future acquisition or disposition transactions; and the other risks noted under “Risk Factors,” and in other reports that we file with the SEC. We do not undertake any obligation to update or announce publicly any updates to or revisions to any of the forward-looking statements in this press release to reflect any change in our expectations or any change in events, conditions, circumstances, or assumptions underlying the statements.

PHINIA
Condensed Combined Statements of Operations (Unaudited)
(in millions)
	Three Months Ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Fuel Systems	$551	$473	$1,060	$1,011
Aftermarket	336	323	662	627
Net sales	887	796	1,722	1,638
Cost of sales	698	638	1,361	1,306
Gross profit	189	158	361	332
Gross margin	21.3%	19.8%	21.0%	20.3%

Selling, general and administrative expenses	103	101	202	201
Other operating expense, net	30	8	45	11
Operating income	56	49	114	120

Equity in affiliates’ earnings, net of tax	(3)	(1)	(6)	(3)
Interest expense, net	4	4	7	8
Other postretirement income	(1)	(8)	(1)	(17)
Earnings before income taxes	56	54	114	132

Provision for income taxes	21	13	44	34
Net earnings	$35	$41	$70	$98

Non-GAAP Financial Measures
This press release contains information about PHINIA’s financial results that is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their most directly comparable GAAP financial measures below. The provision of these comparable GAAP financial measures for 2023 is not intended to indicate that PHINIA is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the Company at the date of this press release and the adjustments that management can reasonably predict.

Management believes that these non-GAAP financial measures are useful to management, investors, and banking institutions in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, because not all companies use identical calculations, the non-GAAP financial measures as presented by PHINIA may not be comparable to similarly titled measures reported by other companies.

A reconciliation of each of projected Adjusted EBITDA and Adjusted EBITDA Margin, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measure, is not provided because the Company is unable to provide such reconciliation without unreasonable effort. The inability to provide each reconciliation is due to the unpredictability of the amounts and timing of events affecting the items we exclude from the non-GAAP measure.

Adjusted EBITDA and Adjusted EBITDA Margin
The Company defines adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) as net earnings less interest, taxes, depreciation and amortization, adjusted to exclude the impact of restructuring expense, merger, acquisition and divestiture expense, other postretirement income, equity in affiliates' earnings, net of tax, impairment charges, other net expenses, and other gains and losses not reflective of our ongoing operations. Adjusted EBITDA margin is defined as adjusted EBITDA divided by net sales.

Adjusted Operating Income and Adjusted Operating Margin
The Company defines adjusted operating income as operating income adjusted to exclude the impact of restructuring expense, merger, acquisition and divestiture expense, intangible asset amortization expense, impairment charges, other net expenses, and other gains and losses not reflective of the Company’s ongoing operations. Adjusted operating margin is defined as adjusted operating income divided by net sales.

Adjusted Sales
The Company defines adjusted sales as sales adjusted to exclude certain agreements with BorgWarner that were entered into in connection with the spin-off.

Adjusted EBITDA and EBITDA Margin (Unaudited)
(in millions)

	Three Months Ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Net earnings	$35	$41	$70	$98
Depreciation and tooling amortization	36	36	70	73
Provision for income taxes	21	13	44	34
Intangible asset amortization expense	7	7	14	14
Interest expense, net	4	4	7	8
EBITDA	103	101	205	227
Merger, acquisition and divestiture expense, net	41	12	59	22
Royalty income from BorgWarner	(12)	(6)	(17)	(13)
Restructuring expense	2	3	6	5
Equity in affiliates' earnings, net of tax	(3)	(1)	(6)	(3)
Other postretirement income	(1)	(8)	(1)	(17)
Other	—	5	—	6
Adjusted EBITDA	$130	$106	$246	$227

Net sales	$887	$796	$1,722	$1,638
Adjusted EBITDA margin %	14.7%	13.3%	14.3%	13.9%

Adjusted Operating Income and Operating Income Margin (Unaudited)
(in millions)

	Three Months Ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Operating income	$56	$49	$114	$120
Merger, acquisition and divestiture expense, net	41	12	59	22
Intangible asset amortization expense	7	7	14	14
Restructuring expense	2	3	6	5
Royalty income from BorgWarner	(12)	(6)	(17)	(13)
Other	—	5	—	6
Adjusted operating income	94	70	176	154

Net Sales	887	796	1,722	1,638
Operating margin %	6.3%	6.2%	6.6%	7.3%
Adjusted operating margin %	10.6%	8.8%	10.2%	9.4%
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Adjusted Sales (Unaudited)
(in millions)

	Full Year 2023 Guidance
	Low	High
Sales	$3,495	$3,600
Spin-off agreement adjustment	$45	$50
Adjusted sales	$3,450	$3,550
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